Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATATRAK INTERNATIONAL REPORTS FOURTH QUARTER
AND FULL YEAR RESULTS FOR 2007
     CLEVELAND, Ohio, February 26, 2008...DATATRAK International, Inc. (NASDAQ: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today reported its operating results for the fourth quarter and full year of 2007.
     For the three months ended December 31, 2007, revenue decreased approximately 54% to $1,839,000 and the Company reported a net loss of $(2,486,000), or $(0.18) per share on both a basic and diluted basis. These results compared with revenue of $3,986,000 and a net loss of $(2,382,000) or $(0.21) per share on both a basic and diluted basis in the fourth quarter of 2006. The 2006 fourth quarter period included income tax expense of $976,000 whereas the 2007 fourth quarter period included a tax benefit of $(140,000).
     For the year ended December 31, 2007, DATATRAK’s revenue decreased approximately 40% to $10,562,000, and a net loss of $(10,854,000), or $(0.82) per share on both a basic and diluted basis, was recorded for the period. The Company reported revenue of $17,690,000 and a net loss of $(4,490,000), or $(0.40) per share on both a basic and diluted basis in the previous year.
     DATATRAK recorded severance charges totaling $192,000 in the fourth quarter of 2007 associated with the reduction of 21 employees. The employee reductions are expected to decrease annual direct costs by approximately $800,000 and annual SG&A expenses by approximately $867,000, for a total cost reduction of approximately $1,667,000 per year. Coupled with the 28 employee reductions from earlier in the year, annual direct costs are expected to decrease by approximately $1,595,000 and annual SG&A expenses are expected to decrease by approximately $2,262,000 in future years.
     The gross profit margin for the fourth quarter was 48% compared to 66% the same period a year ago. The decline in gross profit margin continues to be the result of the significant decrease in revenue partially offset by a 28% reduction in direct costs.
     DATATRAK’s backlog at December 31, 2007 was $13.0 million and backlog currently stands at approximately $12.6 million. This compares to a backlog of $12.2 million at December 31, 2006. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company’s short-term revenue.
     “The year of 2007 proved to be a challenging one for DATATRAK, as the clinical trials market was not as responsive or timely to our offerings as we had anticipated, despite the fact that the completeness and functionality of our technology platform has been recognized by groups such as Forrester, Gartner, NTT DATA and multiple experienced clients,” stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “Despite the delays with the traction of our platform in the marketplace, signs abound that this industry will eventually gravitate to a broad ‘eClinical’ set of offerings and will even move beyond that with linkages to patient health information systems and the establishment of longitudinal registry information capabilities. DATATRAK possesses the most seamless capabilities available in this market, and when coupled with our broad set of applications, we remain confident that we will be able to capitalize on these advantages as the market and the regulatory bodies mature in this direction. As such, we have remained committed to the advancement of our eClinical product suite so that we are well positioned for these developing opportunities and just a few weeks ago, announced our developmental progress with the release of Version 5.0.”
     Green continued, “In addition to advancing the capabilities of our eClinical product suite, we undertook a number of cost cutting initiatives in 2007, identified weaknesses within our sales and marketing efforts and made the necessary changes in people and procedures. As a result of these and other actions, we are seeing early signs of a building sales momentum and we look forward to returning the Company to a positive sales growth trend during 2008. During the fourth quarter of 2007 we signed contracts for approximately $4.1 million of new business. This represented one of the strongest quarters in our Company’s history, a testimony that the steps we put into place last year with the reorganization of our sales and marketing efforts are yielding positive results. While challenges and uncertainties still confront us, these recent wins give us encouragement about our future potential and we are striving to return to a cash flow positive environment with the associated improvements in gross margins as quickly as possible.”
     “We concluded 2007 on an especially strong note with the December announcement of a significant multi-year Enterprise Subscription License relationship with NTT DATA of Japan. The drawing power and the name recognition associated with NTT DATA in Japan were clearly evident at a recent trade show in Tokyo, where at times potential clients were 4-5 rows deep within our booth. Though it will take several months for these opportunities to mature to the point of potential contracts for NTT DATA, the early signs from our new relationship are extremely positive.”
     “We enter 2008 with an elevated level of optimism based partially on our improving business flow and our exciting new relationship with NTT DATA which holds substantial promise for an expanded long-term presence in Asia. I encourage you to join our fourth quarter and year-end conference call later today where these and other topics will be discussed in more detail.”
     The Company will also host a conference call today at 4:30 p.m. ET. To participate via phone, participants are asked to dial 412-858-4600 a few minutes before 4:30 p.m. ET. The conference call will also be available via live web cast on DATATRAK International, Inc.’s web site by clicking the button labeled “Click here for Live Web Cast, 4th Quarter Earnings Call” on the Company’s homepage at www.datatrak.net a few minutes before 4:30 p.m. ET.
     A replay of the phone call and web cast will each be available at approximately 6:30 p.m. ET on February 26, 2008 and will run until 9:00 a.m. ET on March 4, 2008. The phone replay can be accessed by dialing 412-317-0088 (access code 416290). To access the web cast replay go to the Company’s homepage at www.datatrak.net and click the button labeled “Click here for Replay of Web Cast, 4th Quarter Earnings Call.”
     DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 separate drugs and one medical device that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, Bonn, Germany, and Bryan, Texas. Its common stock is listed on the NASDAQ Stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.
Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; the Company’s ability to raise capital and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement.
CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Raymond J. Merk	Neal Feagans
President and Chief Executive Officer	Chief Financial Officer	Investor Relations
DATATRAK International, Inc.	DATATRAK International, Inc.	Feagans Consulting, Inc.
440/443-0082 x112	440/443-0082 x181	303/449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	December 31, 2007	December 31, 2006
Cash and investments	$8,514,361	$5,022,847
Accounts receivable, net	1,070,688	2,226,317
Property & equipment, net	3,534,799	4,736,233
Deferred tax assets	1,399,000	1,858,800
Intangible assets, net	520,458	1,914,206
Goodwill	10,856,113	10,856,113
Other	577,792	605,666

Total assets	$26,473,211	$27,220,182

Accounts payable and other current liabilities	$5,651,883	$3,709,485
Long-term liabilities	4,251,962	5,446,703
Shareholders’ equity	16,569,366	18,063,994

Total liabilities and shareholders’ equity	$26,473,211	$27,220,182

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended December 31,
	2007	2006
Revenue	$1,838,730	$3,985,663
Direct costs	964,970	1,344,618

Gross profit	873,760	2,641,045

Selling, general and administrative expenses	2,770,640	3,355,526
Severance expense	191,688	—
Depreciation and amortization	542,980	642,690

Loss from operations	(2,631,548)	(1,357,171)

Interest income	89,830	56,347
Interest expense	(84,139)	(104,782)

Loss before income taxes	(2,625,857)	(1,405,606)

Income tax expense (benefit)	(139,600)	976,000

Net loss	$(2,486,257)	$(2,381,606)

Net loss per share:
Basic:
Net loss per share	$(0.18)	$(0.21)

Weighted average shares outstanding	13,681,901	11,471,431

Diluted:
Net loss per share	$(0.18)	$(0.21)

Weighted average shares outstanding	13,681,901	11,471,431

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Twelve Months Ended December 31,
	2007	2006
Revenue	$10,561,868	$17,690,336
Direct costs	4,582,829	5,221,665

Gross profit	5,979,039	12,468,671

Selling, general and administrative expenses	13,096,953	13,266,618
Severance expense	915,117	294,974
Depreciation and amortization	2,721,966	2,306,382
Impairment loss	213,209	—

Loss from operations	(10,968,206)	(3,399,303)

Interest income	440,158	237,763
Interest expense	(369,755)	(352,870)
Other expense	(1,700)	—

Loss before income taxes	(10,899,503)	(3,514,410)

Income tax expense (benefit)	(46,000)	976,000

Net loss	$(10,853,503)	$(4,490,410)

Net loss per share:
Basic:
Net loss per share	$(0.82)	$(0.40)

Weighted average shares outstanding	13,197,706	11,273,382

Diluted:
Net loss per share	$(0.82)	$(0.40)

Weighted average shares outstanding	13,197,706	11,273,382